Exhibit 10.2

REALPAGE, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Effective as of June 3, 2020

RealPage, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the respective meanings given such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of June 3, 2020 (such date, the “Effective Date”).

1.	Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $12,500 per quarter. There are no per‑meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in equal installments in advance.

Committee Annual Cash Retainer

As of the Effective Date, the Outside Director who serves as the Lead Independent Director or the chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in equal installments in advance) as follows:

Lead Independent Director:            $5,000 per quarter
Chair of Audit Committee:                $6,250 per quarter
Member of Audit Committee:            $3,000 per quarter
Chair of Compensation Committee:            $5,000 per quarter
Member of Compensation Committee:        $2,250 per quarter
Other Board committee chair:            $3,000 per quarter
Other Board committee member:            $1,500 per quarter

For clarity, each Outside Director who serves as the chair of a committee will not receive both the additional annual fee as the chair of the committee and the additional annual fee as a member of the committee.

2.	Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)	No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)
Annual Award. On each April 1, each Outside Director will be automatically granted an Award of Restricted Stock under the Plan having a grant date value of $220,000 (the “Annual Award”). The number of Shares of

Restricted Stock subject to such Annual Award shall be determined by dividing (A) $220,000 by (B) the average of the Fair Market Value of a Share on each of the 30 trading days immediately preceding (and excluding) the grant date, with the number of Shares rounded up to the nearest whole Share. The Annual Award will vest as to 25% of the shares subject to the Annual Award each quarter commencing on the first day of the calendar quarter immediately following the grant date, in each case subject to the Outside Director continuing to serve as a Director through each vesting date.

(c)
Initial Award. If the initial election or appointment of an Outside Director occurs on any date other than April 1, such Outside Director will also be automatically granted a prorated portion of the Annual Award on the date of such election or appointment. The prorated number of Shares of Restricted Stock shall be determined based on the number of complete months remaining between the date of election or appointment and the next April 1.

(d)	Other Terms of Awards. Each Award granted under this Policy will be evidenced by an Award agreement in such form as the Board or the Compensation Committee of the Board determines.

3.	Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

4.	Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

5.	Section 409A

In no event will cash payments under this Policy be paid after the later of (i) the 15th day of the third month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any obligation or liability to reimburse, indemnify, or hold harmless an Outside Director for any taxes imposed, or other costs incurred, as a result of Section 409A.

6.	Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity-based or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.